EXHIBIT 99.1
CORPORATE PARTICIPANTS
Howard Hochhauser
Martha Stewart Living Omnimedia — CFO
Susan Lyne
Martha Stewart Living Omnimedia — President, CEO
Wenda Harris Millard
Martha Stewart Living Omnimedia — President, Media
CONFERENCE CALL PARTICIPANTS
Lisa Monaco
Morgan Stanley — Analyst
Richard Tullo
Sidoti & Co. — Analyst
David Kestenbaum
Morgan Joseph & Co. — Analyst
Michael Meltz
Bear, Stearns & Co. — Analyst
Michael Kupinsky
Noble Financial Group — Analyst
PRESENTATION
Operator
Good morning and welcome to the Martha Stewart Living Omnimedia second quarter 2007 earnings conference call and webcast. All participants will be in a listen-only mode until the question and answer session of the call. At the request of Martha Stewart Living Omnimedia, this call is being recorded. Anyone with objections should disconnect at this time.
At this time, it is my pleasure to introduce Howard Hochhauser, Chief Financial Officer of Martha Stewart Living Omnimedia. Sir, you may begin when ready.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Thank you very much. Good morning, everyone. Welcome to our conference call to review second quarter 2007 results. Susan Lyne, our President and Chief Executive Officer, will bring you up to speed on our strategic developments. Then I will talk about our recent performance and our outlook for the third quarter and the full year. Finally, Wenda Harris Millard will discuss briefly the opportunity she sees at MSO. Our prepared remarks will take about 30 minutes, and then we will open it up for your questions.
Before turning the call over to Susan, let me remind you that our discussions will contain forward-looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 as amended. These statements are not guarantees of future performance, and involve certain risks and uncertainties, which are difficult to predict. Actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors.
Now let me turn things over to Susan.
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
Thank you, Howard. And good morning to all of you joining us on our Q2 earnings call. I want to start with a reality check. At the midpoint of 2007, an important year for our Company, we were tracking ahead of plan. We are increasingly certain that we will return to profitability, and deliver meaningful cash flow this year.
I have good news to share with you today. The results in terms of revenue and EBITDA are strong, exceeding the guidance we gave last quarter. Yes, the year-over-year comps have been impacted by one-time items. A one-time current year severance charge and a one-time prior year gain. Excluding those items our business is improving and came in ahead of consensus. Three quick reasons why we are feeling so positive.
First, advertising is on fire, up 23% for the quarter in publishing. Ad revenue and pages are both up, with revenue growth continuing to exceed page growth. Second half is looking very strong. Just yesterday I was asked to sign off on additional edit pages for the October issue of Living to accommodate advertiser demands.
Two, we are more confident than ever that we will close the Kmart gap. Why? Because our new merchandising programs, I am talking about KB Homes, Crafts, Costco, and most importantly, Macy’s, are all progressing well. If you have not been to Macy’s Herald Square recently, it is worth a visit. The collection is all set up. The product and the presentation are fantastic. Honestly, I think it will knock your socks off.
We have got a great partner in Macy’s and they are investing in our mutual success, in store and out. Come September, you will not be able to turn on your TV, leaf through a magazine, or open your mail without seeing the Martha Stewart Collection.
And three, we are fully focused on our internet opportunities. Since our last call, we have reassessed our investment priorities. We are reallocating dollars from publishing and moving them on-line. This decision will result in improved near and long term EBITDA results, and deliver superior risk adjusted returns going forward. And we have got just the right person overseeing this effort, Wenda Millard. I spent six months wooing her to take this new position at our Company, President of Media, because I knew she could and would make a meaningful difference here.
I am sure many of you know Wenda as Chief Sales Officer at Yahoo! for the last six and a half years; she is widely credited with leading traditional advertisers to the digital space, and establishing Yahoo! as the Best-in-Class marketing destination. What you may not know is that she had a distinguished career in magazine publishing before she went digital. Having served on our Board of Directors for three years, she truly understands our assets and underleveraged resources. So consolidating media under Wenda will allow us to compete more aggressively for ad dollars, and to deliver more integrated content to our customers both key goals for us.
Many of you have called to meet with Wenda, so I asked her to join us today for the Q&A. I should tell you that her appointment was as well received inside the company as out. You cannot be around her for long without becoming a believer.
There are a few more things I want to highlight, before Howard takes you through the numbers and our guidance. In our publishing segment, revenue increased $6.6 million to $27.8 million. And EBITDA doubled on an adjusted basis to $4.1 million, due to ad revenue gains and the first revenues from a new long-term book contract. Ad revenue growth continues to outpace page growth, but pages are up, too. 12% at Living and 22% at Everyday Foods. The March, June, August and September issues of Living are the largest issues for those months since 2002, our benchmark year.
We said last quarter that our books business was ramping up. And on the heels of our 2006 best sellers, we have signed a $9 million contract with Clarkson Potter for ten books over the next five years. The first two will be in book stores this fall. Volumes I and II of the Martha Stewart Living cookbook. The Company has a long and successful track record with Clarkson Potter. I actually went back and checked on how many titles we have published with them since Martha’s landmark entertaining book in 1982, and it is 57.
We have a powerhouse publishing business, and we are committed to growing it. We also know that new times demand new thinking, and more innovative publishing models. Our newest publication Blueprint is a case in point. The magazine targets young women 25 to 39. A demo of heavy internet users. By pulling back on direct mail, and creating a more integrated high quality on-line and newsstand product, we will reduce our ‘08 investment by an estimated $5 million. This will allow us to deliver stronger year-over-year results in publishing, and capture the high incremental margins from continued segment-wide ad growth.
We expect to redirect at least half of that savings to internet in the second half of ‘07 and first half ‘08, to grow traffic and accelerate development of our website. We made enormous progress on the site this year. Our new platform seamlessly integrates video, photography, and print content. The next release in October will enable users to interact with and customize our content. We were in the early stages of what we believe will be a very big business for us, and we need to invest to accelerate success.
In conclusion, we are very confident with where we stand at the halfway mark for 2007. Advertising revenue is growing, with our publishing segment showing particular vigor. We are successfully executing on our strategies to close the Kmart gap, and with Wenda at the helm of our Media properties, we are reallocating some of our investments in publishing to internet. This will allow us to seize the digital opportunity, and continue our drive to become a leading lifestyle destination on the web.
I am going to turn the call back over to Howard, to walk you through a more detailed financial review and our guidance, and then Wenda and I will be back for the Q&A.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Thank you, Susan. Today I will cover three topics. First a review of the second quarter. Second to look at the business by segment. And finally, updated guidance.
Beginning with the quarter review, our positive second quarter results built on the strong start we posted in the first quarter. Total revenue in the quarter was 8%, to $73.4 million, and our adjusted EBITDA loss of $(800,000) came in slightly ahead of our guidance. Both quarters had what we view as one-time items. In this quarter, we recorded $1.4 million of non-recurring cash employee separation costs, while in the prior year quarter, we had a $3.2 million gain due to a reduction in newsstand-related fees.
On a pro forma basis, adjusted EBITDA would have been $600,000 in the current period, compared with breakeven in the prior year period. Comparing the publishing segment on a pro forma basis, revenue grew 16%, or $6.6 million, while adjusted EBITDA increased $4.1 million. A great example of the high incremental margins associated with our publishing business. If you exclude the revenue and investment associated with Blueprint, our EBITDA margin would have been 21%, within shooting distance of our long-term margin goal of 25%.
We finished the quarter with $81.9 million in cash, cash equivalents, and short-term investments. As Susan discussed, we will continue to adjust our tactics and reallocate investment dollars to areas that provide for the highest returns on a risk adjusted basis. Blueprint is a great case in point of such a tactical adjustment.
As we look to 2008, Blueprint will move to a circulation model that is more in-line with our model for Martha Stewart Weddings, in that we will not be focused on traditional direct mail. Instead we will focus on organic subs and newsstand sales, as well as increasing our web focus. In doing so, we will reduce our 2008 Blueprint investment by $5 million, while still building an important long-term brand, in both print and on-line.
Finally, we were pleased last week to announce a ten book deal with Clarkson Potter, which provides us with a solid earnings stream in publishing in the next five years. In addition to having high earnings visibility, the deal comes with very attractive margins that will help us reach goal of raising publishing margins to 25%.
Before I update you on specific items for the year, I would like to talk a bit about free cash flow. MSLO has returned to growth over the past few years, and in 2007 we forecast a return to positive adjusted EBITDA and net income. Given our business model and our capital structure, this is particularly good news. First, we have the good fortune of operating a low capital intensive business, where our CapEx should have a run rate of roughly $6 million. Second, we have high incremental margins. And finally, we have approximately $92 million in net operating losses. Overall, our adjusted EBITDA to free cash conversion is remarkably high, and so as we return to positive adjusted EBITDA in ‘07, we also return to positive free cash flow in a meaningful way.
Now let me talk about 2007’s full year guidance. On a consolidated basis, we are maintaining expected revenue in the range of $330 to $340 million. Operating income in the range of $9.5 to $12.5 million, and adjusted EBITDA in the range of $34 to $37 million. CapEx should approximate $6 million, and we do not expect any material tax charges for the year.
Finally, let me give you third quarter 2007 guidance on both a consolidated and segment basis. On a consolidated basis, we are expecting revenue in the range of $68 to $70.5 million. Operating loss in the range of $(7.5) to $(8.5) million. And adjusted EBITDA loss in a range of $(2.5) to $(3.5) million.
On a segment basis, our guidance for the third quarter is as following. For publishing, third quarter revenue is expected to be in the range of $45 to $46 million. While adjusted EBITDA is expected to be approximately $5 million. In the third quarter, we anticipate ad page growth of 24% year-over-year for Living, and 14% for Everyday Food. We continue to expect revenue growth to outpace page growth.
Merchandising revenues for the third quarter are expected to approximate $10 to $10.5 million, while adjusted EBITDA is expected to be $4 to $4.5 million. We expect Internet revenues of roughly $4 million for the quarter, and adjusted EBITDA expected to be a loss of $(2) million. Broadcasting revenues is expected to be $9 to $10 million; adjusted EBITDA should be in the range of a loss of $(0.5) million to breakeven. Corporate expenses will approximate $(10) million.
In closing, we have returned to growth armed with a strong balance sheet, and are actively evaluating how to best deploy our capital. We expect to put our balance sheet to work in new ways in the future, and look forward to be more aggressive on this front as we head into 2008.
Now let me hand the call over to Wenda for brief remarks.
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
Thank you, Howard. Let me first say how delighted I am to have an opportunity to bring my full media background to bear, at a Company I know well and a Company I truly admire. And importantly where I see exciting opportunities to grow. I am in truth a media junky.
I have spent over 30 years in the business. First 20 in magazines, and the last 11 in digital. Most recently as Susan mentioned, as Chief Sales Officer of Yahoo!, and before that as a founder of DoubleClick. And even though I was an early evangelist for the internet, I have always been a firm believer in positioning digital media, as part of the mix of media that consumers enjoyed, and as a part of the marketing mix.
No single medium provides the complete answer. It is always about the mix. And marketers today have a huge appetite for cross platform integrated advertising programs that add true value to their marketing objectives. I can think of no other media company that is so well-positioned to deliver on that. MSLO brands have a unique relationship with their very passionate consumers, who engage with them in an enviable way. Living alone has nearly 12 million readers. Fully engaging them on our site, is in and of itself a huge opportunity, as is allowing marketers to leverage the intense engagements that our consumers have with all of our media properties.
I am thrilled to be bringing a strong digital sensibility to MSLO. We have great assets in-house. All of our magazines, our TV and radio shows, and the relationships with our merchandising partners. And we have a great team here with deep knowledge and deep talent. In other words, our digital franchise has enormous potential. I am looking forward to extending it, and accelerating that revenue driving marketing component, and sharing our results with you in the future.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
This concludes the formal part of the presentation. I would now like to turn the call back to the conference call operator for Q&A.

QUESTION AND ANSWER
Operator
Thank you (OPERATOR INSTRUCTIONS) Our first question is coming from Lisa Monaco of Morgan Stanley. Please go ahead.
Lisa Monaco - Morgan Stanley — Analyst
Good morning. Wenda, I was wondering if you could just elaborate a little bit more on how and why you think that the internet business that MSO can be a profitable business, so the company I think has struggled over the last several years of making that business profitable. What specifically will be the revenue streams, and how do you optimize the costs there, and when do you think that business could be profitable? And then I have a follow-up. Thanks.
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
Any business that hopes to be profitable on-line, first and foremost has to have a product that is engaging to a consumer. If you think about the multiple products here whether it is the television show, the radio show, and our gorgeous magazines, we have a running start. I think from a profitability standpoint, being an advertising driven business, you have to be intimately familiar with what it is that marketers want.
And above all else, marketers today want an engaged consumer. And I think one of the reasons that I am so excited about this opportunity for this Company, I do not know another media company that can boast the level of engagement across so many properties that this Company has. So I have to be very optimistic about the opportunity that we have to offer marketers.
Lisa Monaco - Morgan Stanley — Analyst
Does that mean that the primary revenue base on-line will be advertising based? Commerce or — ?
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
It will be advertising based. I think if you look at the digital space, and how many companies have tried to get the consumer to pay for content, I think that is over, with the exception of the Wall Street Journal.com, and then again that may be over, too.
And I would say that from a commerce standpoint as you know, we do have wonderful relationships in the flowers business and the photography business. There is an opportunity certainly for eCommerce. I think that our focus and the lion’s share of our revenue will come from marketers.
Lisa Monaco - Morgan Stanley — Analyst
And Howard or Susan, just on retail, if you can just flush out why you had increased confidence that you will be able to offset the loss from the Kmart contract. And, Howard, specifically how should we think about the margins for that segment this year, with the investments spending and then next year and perhaps ‘09? Thanks.
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
I will take the first one. Now, Robin Marino has done a superb job. She laid out a road map how we were going to do this. It included diversifying our product lines and our channels. She focused on businesses that could really be meaningful contributors for us.

And that meant broad higher end home goods. Food, homes, and crafts. And she partnered with the best. And we had a very clear timeline. Robin and the entire merchandising team have come through. We were on-track, on schedule, and we have a pretty good sense of what those programs are going to deliver to us next year. And that has given us increasing confidence.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
And let me talk to you about the long-term merchandising margins. And get to the cost structure business. This year the cost structure is roughly $25 to $26 million. So where we are at we need to be in terms of a run rate business. This year the margin will be 70%. It has pretty consistently been at that 70% range. The beauty of the licensing business is its high margin, and not just high EBITDA margin, but high free cash flow, there is really no CapEx associated with the business. And if you look into the future, it is going to be roughly consistent with that 70% number.
Lisa Monaco - Morgan Stanley — Analyst
Then one last follow-up. There is any way to give us more color on what you are expecting in terms of contribution next year from Macy’s, Costco, and Crafts?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
We do not want to get into the position of sizing these opportunities ahead of actually launching them. I will just say that now seeing the product, where we are more confident than ever and just to talk about Crafts for a minute. You may have read on-line that EK Success is in the process of buying Wilton, which is another large crafting company. And Dimensions which is yet another large crafting company. We own, we had a subordinated interest in EK, so we will participate in this new entity in two fashions. One will likely put some cash into this venture as a co-invest along side with GTCR.
Then secondly we will likely restructure our subordinated interest on to more favorable terms. You may recall that the return on the hurdle on the old deal was 20%, so we are targeting something much lower, closer to 8%. Crafts will have a licensing deal; it will participate in some of the value created on the wholesale side.
Then getting back to Macy’s, Kmart, Costco, we are not in a position to size that just yet.
Lisa Monaco - Morgan Stanley — Analyst
Thanks.
Operator
Thank you. Our next question is coming from Richard Tullo of Sidoti & Company. Please go ahead.
Richard Tullo - Sidoti & Co. — Analyst
Good morning, guys. First question, you said that you were going to decrease the investment in Blueprint by $5 million in ‘08. Is that correct?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Yes.
Richard Tullo - Sidoti & Co. — Analyst

Are you going to employ that whole $5 million towards the internet? Or there is going to be a cost savings involved?
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
We said we would probably deploy about half of that to the internet. And that will be for a combination of things. Let me just pull back to Blueprint for a second. What I want to make clear here, is that this is a new model for Blueprint. It is not just a reduction of expense. We really believe that Blueprint can be a model for us going forward, too.
I think everybody recognizes that that old model of enormous expense on direct mail, where you are throwing a lot of pieces out there, and getting a very low return is just broken. It is a bad model. So we have done a lot of thinking about how and where we can acquire subscribers and dedicated customers for the long-term. And we think Blueprint is the perfect opportunity for us to really demonstrate this. We have already gotten traction on their blog sites. There is a really nice chatter going on right now about Blueprint if you look at the entire blog universe.
We know there is a bigger opportunity for us to tap that customer, if we can talk to her every day, and we can be the first place she turns. So this is a win/win for us. We can really save a significant amount of money on direct mail, and on some of the old model costs, and redirect it to something that will both help our publishing group, and it will build Blueprint in a more interesting way. But will also help us build that internet business.
Richard Tullo - Sidoti & Co. — Analyst
One follow-up. How many issues will be published for Blueprint in 2008?
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
Six.
Richard Tullo - Sidoti & Co. — Analyst
Six. Okay. Thank you. And in relation to the paint deal at Lowe’s, how is that trending as compared to the old deal with Sherman Williams? Is that a significant pickup in royalties?
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
I can not tell you exactly what those numbers are, because we have yet to get our full first quarter numbers back from them. I will point you to their last earnings call that said the two bright spots in their same-store sales were, one of them was in the paint area, and pointed to the introduction of the Martha Stewart paint colors. That is as much as I can give you on that. We do think Lowe’s is the right place for us to be selling paint, and that we will grow it significantly over time. We also like them as a partner. We are hoping we can expand that program.
Richard Tullo - Sidoti & Co. — Analyst
Couple more questions in regards to, sorry to monopolize, in regards to merchandise. How many KB Homes were sold during the quarter? And how does that compare to your expectations?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Rich, we do not break out the homes quarterly. The fact is that the housing market is soft. I am sure you saw the article in the Journal, our houses are selling well relative to the market, but overall we will sell a few hundred homes this year. Without getting into quarterly specifics.

Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
I think that there are a couple of things we should note here. One is that our homes have been really well received by consumers. We are selling about double the number of homes that other new developments are in every area we have gone into. So as we open more of these developments, and I believe we will have 12 of them open by the end of the year, they become a kind of annuity for us going forward.
Obviously, the housing market is depressed. And it will take maybe even another year for that new home inventory to really roll down. But we genuinely believe this is a smart business for us. KB Home is very, very interested in opening as many market communities they can, for the simple reason that they sell better than anything else. It is a challenged market, but we are doing very well in it.
Richard Tullo - Sidoti & Co. — Analyst
When do you think will start, these homes will start to move the needle in terms of revenue? Is that going to be in the early 2008?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
We are booking revenue this year. Next year the housing market will continue to grow. But like all of our licensing deals, it is high margins. As it grows, we have this fixed cost base. It is going to, yes, improve our profitability next year.
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
And I will just add to that, that again as we add more of these communities next year, we will start off the year with at least 12 communities. This year I believe we started off with four or five. So just by virtue of that, you are going to see a big jump in our revenues, whether or not the housing market starts to improve. So this is, it will be a meaningful contributor next year. Not on the scale, obviously of a Macy’s or a Costco, but it will certainly move the needle to a certain extent in our merchandising group.
Richard Tullo - Sidoti & Co. — Analyst
Thank you.
Operator
Thank you. Our next question is coming from David Kestenbaum of Morgan Joseph. Please go ahead.
David Kestenbaum - Morgan Joseph & Co. — Analyst
Thanks a lot. Can you talk about the Macy’s rollout schedule, how that is proceeding? How many stores are you in currently, and if you will be in all 800 by Christmas time?
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
We will be in all stores by September 10th. In fact, we are in many stores whether it is fully set up now, or it is partially set up now. We are already in I believe the majority of stores. You can go to Herald Square and see the entire assortment set up now.
There are another half dozen stores around this area that we have actually visited that are either partially set up or fully set up. So this is all in advance of our September 10th launch, when we will be pushing out a huge marketing campaign, and we are also already available now on

Macy’s.com, almost the full assortment. Not everything, but they keep adding things day by day, as they get them into inventory. But we will be fully in stores by September.
David Kestenbaum - Morgan Joseph & Co. — Analyst
Is Macy’s paying for that marketing campaign?
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
Yes, they are. And they have been an extraordinary partner I think for a number of reasons. They know the Martha Stewart brand, and this product assortment, which is fabulous. It is a huge win for them. This is really differentiated product that only Macy’s will be able to offer people.
So they are putting a lot behind it, both in-store and also marketing. A large television buy. National television buy. National magazines. A lot of direct mail pieces. Some beautiful stuff they have done. I think everybody here; we have got 2000 SKUs in stores. It is a big, big program for them, and they are investing in their success along with ours.
David Kestenbaum - Morgan Joseph & Co. — Analyst
Okay. Can you talk about how the food that you are testing is going with Costco? I think last call you alluded that you may be able to kick that off in late ‘07, but probably more like a ‘08 story?
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
It is going extremely well. If you ask our Food group, it has been a love fest. I think they are genuinely enjoying the intelligence of the Costco team, in terms of understanding how to create an assortment. And we will be doing one product for end of year. And then start rolling out new products, new categories, monthly starting in January.
David Kestenbaum - Morgan Joseph & Co. — Analyst
How many products do you envision in ‘08 going through Costco?
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
You know, I think that the Costco model is a very different model, first of all. They look for high volume SKUs. They only have I believe 2000 regular SKUs in store all the time, and another 1000 that kind of rotate through. Each of those SKUs does huge volume.
We are looking at this as a big item business. So it is probably going to be maybe $50 million, which is our expectation right now. And it falls into prepared foods, ready to eat, reheat, and frozen. And they will be for the every day shopper, and for people who are looking to entertain. Interestingly we think there is both the B-to-B and B-to-C business to be had here.
Martha started as a caterer and entertaining guru, and clearly there is a big business at Costco there. But also for anybody who wants to pick up something, and make it feel homemade when they get it home to the table.
David Kestenbaum - Morgan Joseph & Co. — Analyst
Thanks a lot.

Operator
Thank you. Our next question is coming from Michael Meltz of Bear Stearns. Please go ahead.
Michael Meltz - Bear, Stearns & Co. — Analyst
Great. I have a few questions here. For the quarter, you tell us what Kmart performance was, and then within the publishing group can you tell us what the circulation revenue performance was, and what MSL advertising and circulation, how that performed?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Yes. So Kmart retail sales in the quarter were down about 21%. I will let Susan jump in after, and put color as to the why of the sales decline. The Martha Stewart Living ad revenue in the quarter increased 22% actually in the period year-over-year, while circulation was essentially flat.
We will report our ABC numbers I think they came out this week or next week, and Living is still the May issue of Martha Stewart Living was up 30% year-on-year. As is among our highest May issues in several years on the newsstand. Living, you know, is going on in the circulation area. Living will report an increase in internal circulation, a modest increase but still an increase.
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
So let me just put a little bit more color on the Kmart story. We are relaunching our soft home at Kmart this fall. It has been a long time since our soft home has been completely refreshed.
But in advance of that, Kmart made it very clear they are going to be really selling off, dropping down inventory to nothing. To essentially sell off all of the old soft home stuff in advance of that September launch. In general, one thing I would also stress is that we have no control over the inventory levels in their stores. Whether it is for a new category, or an old category, or the visual presentation. It is a somewhat different kind of partnership than the others we have launched this past year.
And they have definitely gotten out of certain categories that we were big for us in the past, whether it is some of the lawn and garden stuff, seeds, tools, watering accessories. Those were big categories for us, and they are just gone. RTA furniture as well. So we continue to do what I think is beautiful design work for them, and yet we have no control over the breadth of their buy.
Michael Meltz - Bear, Stearns & Co. — Analyst
Okay. Can you tell us Howard, that was comp sales, what were total sales?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
It is an extra point. $21 to $22 million.
Michael Meltz - Bear, Stearns & Co. — Analyst
Okay. And that being said, Susan, at the outset you said you still think you can close the gap for next year. Can you talk a little bit how we should be as you switch to the earned royalty, how are you thinking about the Kmart performance next year?
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO

I think that we are, look, in our own planning, we do not plan for much more than the basic guarantee. I think we have to look at it that way. Again, we do not have enough visibility into Kmart’s plans to expect more than that. We start from an assumption that we will be making essentially the guarantee from Kmart next year.
Michael Meltz - Bear, Stearns & Co. — Analyst
So we were clear, for modeling we should assume you are at close to the $20 million level next year?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
That is correct.
Michael Meltz - Bear, Stearns & Co. — Analyst
And this assumes no new deals announced? This assumes everything that you have announced already?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
This includes everything we have announced. We frankly had some deals that we have not talked about publicly, because of competitive or consumer issues. But everything that we have signed is what is underlying our assumptions. To put some context, that we are assuming $20 million, which is the minimum, we should make that statement; our retail sales this year will approximate $850 million, so there is still a pretty big delta.
Michael Meltz - Bear, Stearns & Co. — Analyst
I understand. Howard, I think in an earlier question, you thought margin would be flat next year. sorry, margin would stay at 70% next year.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
That is right. 70% margin is our frankly our near-term and long-term. We are there, and that is what our target is. We will stay at 70%.
Michael Meltz - Bear, Stearns & Co. — Analyst
Last question for me. In terms of Blueprint, I understand what you are doing, and I think it makes sense. The right thing to, do but it is not quite clear. Besides Wenda joining, what has changed in the past three months, with regards to how Blueprint is trending? Have direct mail, have response rates not been that strong?
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
Quite the contrary actually. Response rates have been stronger, more positive than we expected. As we said, we are raising the rate base, just raised it, and we are raising it again come December. So that has no bearing on this.
This really is about looking at our five year plans, and understanding that we are going to have to make some real choices about where we put investment dollars. And it is clear to us, that we have a bigger near-term and long-term opportunity, if we ramp internet faster. So we are redirecting some dollars. All these choices are hard choices on some level. But they are rational choices, and I think they support our shareholders, and they support our ability to grow.

Michael Meltz - Bear, Stearns & Co. — Analyst
And last question for me, where is the rate base and where is it going?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
We increased it to $400,000. So this is not about changing rate base or frequency. We forecast the rate base will stay the same, and the frequency will stay the same. This is something we have been talking about internally for a while, going back to our December Board meeting, actually. I think what has changed is now we have one person managing all of the assets. Wenda, I do not know if you want to jump in and talk about overseeing both.
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
I think just talk a little bit about Blueprint. The thing that we did not acknowledge is that that demographic, 25 to 39, that is the sweet spot. And many of them tend to be, their core medium is digital. And I think there is an expectation on the part of the consumer, that they have a robust web experience with this property. I think it is important to understand, this is not a comment at all on print, and it is almost a comment on the consumer. This is a comment on the audience more than anything else.
And I think what one thing by the way; this is day number 13 for me. Not three months. I am thinking about a lot of things. But what I do see in centralizing, having one person oversee media, is that that opportunity for unbiased thinking, and I think that is what the Blueprint decision represents. I am in favor of all media, and I am in favor more than anything about what is right for the consumer. Because if it is right for the consumer, it will be right for the marketer. So it is always a win/win.
Michael Meltz - Bear, Stearns & Co. — Analyst
Okay. Great. Thank you for your time.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Thank you, Michael.
Operator
Thank you. Our next question is coming from Michael Kupinsky of Noble Financial. Please go ahead.
Michael Kupinsky - Noble Financial Group — Analyst
Thank you. While the revenues looked stronger than what I was looking for, the internet revenues were a little bit even though very strong, were a little lighter than what I expected. I guess I was anticipating, given relaunch of the website, that we would have seen a little bit stronger revenue growth there. And even with your guidance, while still very strong, it seems a little light to me.
I was just wondering if in the relaunch you noticed that there were issues that have popped up, or if there were, are these short-term fixes, or do you think they would be something that you might have to invest in? If you can also just kind the benchmark for me, what you think that overall internet revenue growth might be, in the not only just coming quarters, but just looking out in the next year or two.
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO

Let me talk a little bit about the quarter. I will first say that we were very clear last quarter, and when we started this rebuild process that we knew we were going to have a reset right after our launch, that when you put a whole new platform out there, you have all the search engines having to reindex, and there is a drop. So we anticipated that.
I will say, however, that I am a little disappointed in the ad sales numbers. And we are going to be looking a lot more closely at our SEO, because I do not think that we have optimized well enough yet, and that is one of the things we are really investing in for second half. We have a lot of very interesting add-ons coming in the second half of this year. We will be doubling content on our site. We have some really nice new personalization features. And things that will allow people to really customize our content for their use.
But that said, I think we have work to do in that SEO area, and the good thing is that we know what the issues are, and we are on it. But it will take a little time to be able to ramp that. We do not think we will be ramping as quickly as we had anticipated. I am going to throw this over to Wenda, because she has a lot more insight into this marketplace as a whole, and into what is typical, than I do. And obviously one of the key reasons I so wanted her to join our Company, was to have somebody who I could partner with on all of this.
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
You know, I am used to higher numbers. I will admit that. But this is not; this does not concern me particularly. I think that first of all, this is an ambitious undertaking, in what is still by most everyone’s measure, maybe second inning.
We have been in this business, all of us, for just a dozen years. And I think that every single day there are new opportunities. There are significant decisions to make. There are challenges. Technology always surprises you. I am not terribly concerned at all. I will tell you I am terribly excited about what I have seen for the fall. I do think we do have some learnings on the SEO side.
What I am really excited about, is what we are doing on content, and the promises that we are going to be able to keep with the user, in terms of enhancing the site experience, by adding a lot of opportunities for them to sort the information, share the information, store the information. And certainly very, very important to personalize the information. So I really look at this very, very optimistically going forward.
Michael Kupinsky - Noble Financial Group — Analyst
I was —
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
It is all good.
Michael Kupinsky - Noble Financial Group — Analyst
Wenda I was just wondering if you can benchmark, or give us a benchmark of what type of growth you would look for, to gauge your success on implementing the content issues, and things like that, that you plan to drive on the website?
What should we kind of look for? What would you be satisfied with if you saw over the next couple of years, in terms of what type of growth, whether that be benchmarked against just general advertising growth for the internet? Or just a specific number?
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
You know, what I can not give you a specific number. It as really early days.
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO

Remember, Day 13.
Michael Kupinsky - Noble Financial Group — Analyst
Right. Do you have any thoughts?
Wenda Harris Millard - Martha Stewart Living Omnimedia — President, Media
Next quarter.
Michael Kupinsky - Noble Financial Group — Analyst
Okay. I will try again then.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Thanks Mike.
Michael Kupinsky - Noble Financial Group — Analyst
Thank you, Howard.
Operator
Our final question is a follow-up coming from Richard Tullo of Sidoti & Company. Please go ahead.
Richard Tullo - Sidoti & Co. — Analyst
Hey, guys, yesterday you guys announced a deal on the DIY deal for content on cable television. Could you please talk a little bit about that deal, and perhaps provide some insight into any cross-selling opportunities created via the last up front?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
I will talk about the numbers and then hand it off to Susan to talk about the business side, because it is a Crafts deal, so more than just cable. So it is a two year deal for 39 episodes. And it is a high margin library deal. We are giving them existing episodes from the Martha Stewart Living show, and it is just under $1 million with not a lot of edit required on our end. Let me kick it off to Susan.
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
It is actually not episodes. It is segments all crafting segments from multiple shows. So it will feel like new programming for people watching it. And these are great pieces that actually I think will help our overall crafting business.
And again, I just want to re-iterate what Howard was saying. We feel like our Craft line has given us a lot of learning, and some very promising results. And it has encouraged us to really get behind this business in a bigger way. We are going to be expanding distribution later this year, and then much more significantly next year. But this co-invest with GTCR on this rolled-up crafts entity, is a great opportunity for the company.

We are getting ownership, based on our brand value as part of it. And the growth that will come from that, but all-in we are going to be owning just north of 10% of a company, with EBITDA of approximately $100 to $125 million. And that is a big positive for us. It will allow us to, when you put our royalties and our investment revenue, and revenue from this new TV show together, Crafts becomes a really dynamic contributor to the Company.
Richard Tullo - Sidoti & Co. — Analyst
Thank you.
Susan Lyne - Martha Stewart Living Omnimedia — President, CEO
One other thing I would just note on the DIY deal, is that this is a way for us— — I am sorry?
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Richard?
Richard Tullo - Sidoti & Co. — Analyst
Thank you very much.
Operator
At this time, I would like to turn the floor back over to you.
Howard Hochhauser - Martha Stewart Living Omnimedia — CFO
Thank you very much for attending today’s call. We look forward to talking to you in 90 days, you may disconnect.
Operator
Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time, and have a wonderful day!